CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/29/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended February 29, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/08/2003	$3,000	Sigma Finance Corp.	5.00%	05/17/2004
10/03/2003	4,500	Clipper Receivables Corp.	1.06	11/12/2003
02/10/2004	3,600	American Honda Finance	5.00	03/11/2005
02/24/2004	1,300	Amsterdam Funding Corp.	1.03	02/25/2004